THE TRANSFER OF AND PAYMENTS ON THE PRIORITY SENIOR SUBORDINATED NOTES
   REFERENCED HEREIN ARE RESTRICTED BY AND SUBJECT TO THE TERMS AND PROVISIONS OF THE SENIOR SUBORDINATION AGREEMENT DATED AS OF FEBRUARY 28, 1997, AS AMENDED, BY AND AMONG BANQUE PARIBAS, A BANK ORGANIZED UNDER THE LAWS OF FRANCE ACTING THROUGH ITS HOUSTON, TEXAS AGENCY AS AGENT FOR ITSELF AND THE OTHER SENIOR LENDERS, RICE PARTNERS II, L.P., A DELAWARE LIMITED PARTNERSHIP, F-SOUTHLAND, L.L.C., A NORTH CAROLINA LIMITED LIABILITY COMPANY, AND FF-SOUTHLAND, L.P., A DELAWARE LIMITED PARTNERSHIP (AS SUCH AGREEMENT MAY BE FURTHER SUPPLEMENTED, MODIFIED, AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH IS ON FILE AT THE CHIEF EXECUTIVE OFFICES OF THE COMPANY (THE "SENIOR SUBORDINATION AGREEMENT").


                        PRIORITY NOTE PURCHASE AGREEMENT

        This Priority Note Purchase Agreement (this "Agreement"), dated as of April 14, 1998, is by and among SOUTHLAND CONTAINER PACKAGING CORP., a Texas corporation (as successor by merger to SHC Acquisition Corp., a Florida corporation, and formerly called Southland Holding Company, herein the "Company"), JOTAN, INC., a Florida corporation ("Parent") and RICE PARTNERS II, L.P., a Delaware limited partnership ("Rice"), (Rice sometimes being referred to herein as the "Purchaser"). Capitalized terms used in this Agreement are defined in Section 11.1.

        To induce Purchaser to purchase the Priority Senior Subordinated Notes from the Company, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

   I.   DESCRIPTION OF PRIORITY SENIOR SUBORDINATED NOTES AND COMMITMENT

        1.1 Description of Priority Senior Subordinated Notes. The Company will authorize the issuance and sale of its Priority Senior Subordinated Notes which shall be dated as of April 14, 1998, shall be in the aggregate original principal amount of $1,250,000.00, and shall bear interest at the fixed rate of 12.5% per annum; provided, however, that upon the occurrence of a Potential Default under Section 8.1(a) hereof or any Event of Default, and during the continuation thereof, the unpaid principal amount of the Priority Senior Subordinated Notes shall bear interest at the rate of 15.5% per annum. The Priority Senior Subordinated Notes shall be substantially in the form attached hereto as Exhibit A. Interest on the Priority Senior Subordinated Notes shall be computed on the basis of the actual number of days elapsed over a 360 day year.

        1.2 Commitment; Funding. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, Priority Senior Subordinated Notes in the aggregate principal amount of One Million Two Hundred and Fifty Thousand and no/100 Dollars ($1,250,000). Delivery of the Priority Senior Subordinated Notes shall be made on the Closing Date in the offices of Patton Boggs, L.L.P., 2200 Ross Avenue, Suite 900, Dallas, Texas 75201, against payment of the purchase price thereof, in immediately available funds, disbursed on the Closing Date as the Company shall designate in writing or at such other location as the parties shall determine. The Priority Senior Subordinated Notes will be delivered to the Purchaser in fully registered form, and shall be issued in Purchaser's name or the name of its nominee.

        1.3 Use of Proceeds. The proceeds from the sale of the Priority Senior Subordinated Notes shall be used solely to (a) provide working capital and (b) pay all fees, costs and expenses payable pursuant to this Agreement.

   II.  PAYMENT AND PREPAYMENT OF SENIOR SUBORDINATED OBLIGATIONS

        2.1 Principal and Interest Payments. Principal and interest on the Priority Senior Subordinated Notes shall be due and payable as follows:

             (a) Principal, including the capitalized PIK Interest evidenced by the PIK Notes, together with the accrued interest thereon, shall be due and payable in full on the Termination Date.

             (b) Interest shall be due and payable (i) on May 30, 1998 (for the period from and including the Closing Date to but excluding May 30,
        1998), (ii) and thereafter quarterly in arrears on the last Business Day of each February, May, August and November, commencing August 31, 1998 and (iii) on the Termination Date; provided, however, that with respect to interest payable pursuant to clauses (i) and (ii), the Company shall satisfy its obligation to pay interest in cash on such dates by the issuance to the Purchaser of one or more Priority Senior Subordinated Notes substantially in the form of Exhibit A-1 to this Agreement (each a "PIK Note") evidencing the Company's obligation to pay such accrued interest (the "PIK Interest"). Each such PIK Note shall be in an amount equal to the interest due on such respective date and shall constitute the capitalization of the PIK Interest evidenced thereby. The Company shall have no obligation to pay PIK Interest due on such respective dates in cash. Purchaser acknowledges that the PIK Notes delivered pursuant to this Section 2.1(b) are "Priority Subordinate Loan Documents" and the Obligations evidenced thereby are "Subordinate Debt" as both such terms are defined in the Senior Subordination Agreement. The PIK Notes shall bear interest at a fixed rate of 12.5% per annum; provided, however, that upon the occurrence of a Potential Default under Section 8.1 hereof or any Event of Default, and during the continuation thereof, the unpaid principal amount of the PIK Notes shall bear interest at a rate of 15.5% per annum. All accrued interest on the PIK Notes shall be due and payable on the Termination Date.

        2.2 Optional Prepayments. Upon payment in full of the Senior Debt and the termination of all commitments of the Senior Lender with respect thereto, at the Company's option and upon notice given as provided below, the Company may, at any time and from time to time, prepay all or any part of the principal of the Priority Senior Subordinated Notes, by payment of the principal amount to be prepaid, plus (a) any accrued and unpaid interest on the principal amount so prepaid, plus (b) any expenses and/or damages for which Purchaser may be entitled to receive payment or reimbursement hereunder, plus (c) a premium equal to the percentage of the principal amount so prepaid which is applicable in accordance with the following table based on the date on which such prepayment is made (a "Prepayment Fee"):

    Prepayment Date                                 Premium

    Closing Date through February 28, 1999           10.71%
    March 1, 1999 through February 29, 2000           8.92%
    March 1, 2000 through February 28, 2001           7.14%
    March 1, 2001 through February 28, 2002           5.36%
    March 1, 2002 and thereafter                      0.00%

   Each partial prepayment under this Section 2.2 shall be in a principal amount of not less than $250,000 or, if greater than $250,000, then in integral multiples of $100,000. Each prepayment under this Section 2.2 shall be applied first to any expenses or costs to which Purchaser may be entitled, second to accrued and unpaid interest on the principal amount so prepaid, third to any applicable Prepayment Fee, fourth to the principal, and fifth to any damages to which Purchaser may be entitled. The amount of any such prepayment may not be reborrowed by the Company. The Company shall give notice of any optional prepayment to Purchaser not less than fifteen (15) days nor more than sixty (60) days before the date for prepayment, specifying in each such notice the date upon which such prepayment is to be made and the principal amount (together with accrued and unpaid interest, if any, thereon and any applicable Prepayment Fee) to be prepaid on such date. Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the specified prepayment date. The Company shall have no right to prepay the Priority Senior Subordinated Notes except as provided in this Section 2.2 or in
   Section 2.3.

        2.3 Mandatory Prepayments. Any prepayment under this Section 2.3 shall be applied first to any expenses to which the Purchaser may be entitled, second to accrued interest, third to any applicable Prepayment Fee, fourth to the principal (including capitalized PIK Interest evidenced by the PIK Notes), in the inverse order of maturities, and fifth to any damages to which any Purchaser may be entitled. The amount of any such mandatory prepayment may not be reborrowed by the Company. The Company shall make mandatory prepayments to the Purchaser of the original principal amount of the Priority Senior Subordinated Notes in each of the following circumstances:

             (a) If during any fiscal year after the Senior Debt is paid in full and after all commitments of the Senior Lender with respect thereto have been terminated, Parent or the Company shall sell or otherwise dispose of (other than as permitted by Section 6.8 or Section 7.3) any property or properties in excess of five percent (5%) of its total assets (including as a result of a Casualty Event (to the extent the net cash proceeds therefrom are not subsequently applied or committed to apply toward replacement, restoration, rebuilding or repair of the damaged property within ninety (90) days after the receipt of such net cash proceeds)), then the Company shall prepay the Priority Senior Subordinated Notes in an amount equal to the lesser of (i) the aggregate net cash proceeds of such sale or other disposition (minus the cost of any replacement assets or properties purchased within ninety (90) days either before or after such sale) or (ii) the aggregate amount of all Priority Senior Subordinated Obligations (including any applicable Prepayment Fee) such prepayment and premium to be made within ten (10) Business Days of receipt of such net proceeds.

             (b) In the event of any sale or other disposition of all or substantially all of the stock or assets of Parent or the Company in a single transaction or series of transactions or a Casualty Event (to the extent not subsequently applied or committed to apply toward replacement, restoration, rebuilding or repair of the damaged property within 90 days after the receipt of such net cash proceeds), the Company shall, after the Senior Debt has been paid in full and after all commitments of the Senior Lender with respect thereto have been terminated, prepay the Priority Senior Subordinated Notes in an amount equal to the lesser of (i) the aggregate remaining net cash proceeds of such sales or dispositions (minus the cost of any replacement assets or properties purchased within ninety (90) days either before or after such sale) or (ii) the aggregate amount of all Priority Senior Subordinated Obligations (including any applicable Prepayment Fees), such prepayment to be made within ten (10) Business Days of receipt of such net proceeds.

        2.4 Additional Payments. After payment in full of the Priority Senior Subordinated Obligations, unless otherwise provided herein or in the Other Agreements, all Senior Subordinated Obligations, shall be payable by the Company to the holder thereof, in accordance with the applicable terms thereof. Payment of fees and expenses due and payable on the Closing Date to Purchaser and Purchaser's legal counsel shall be paid in full on the Closing Date.

        2.5  Liquidated Damages.  Any Prepayment Fee payable pursuant to
   Section 2.2 or Section 2.3 shall be payable as liquidated damages for loss of the opportunity to recover loan origination expenses and profits over the balance of the term of this Agreement and not as a penalty and the Company acknowledges and agrees that such Prepayment Fees are a reasonable estimate of such losses.

        2.6 Direct Payment. The Company will pay all sums becoming due hereunder and on the Priority Senior Subordinated Notes to Purchaser at the address specified for Purchaser on Annex I hereto, by wire transfer in U.S. Dollars of Federal Reserve Funds or other immediately available funds, to the account specified for Purchaser on Annex I, or at such other address or in such other form as Purchaser shall have designated by notice to the Company at least five Business Days prior to the date of any payment, in each case without presentment and without notations being made thereon. All payments by the Company shall be made without set-off or counterclaim. Any wire transfer shall identify such payment as "12.5% Priority Senior Subordinated Notes/Southland Container Packaging Corp." and shall identify the payment as interest and/or reimbursement of costs and expenses, together with the applicable date or period to which it relates.

        2.7 Payments Payable on Business Days. Payments of all amounts due hereunder or under the Priority Senior Subordinated Notes shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the next Business Day, together with all interest (if any) accrued in the interim.

        2.8 Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any Other Agreement, the Company shall not be required to pay, and neither Purchaser shall be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any Other Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event:
   (a) the provisions of this Section 2.8 shall govern and control; (b) the Company shall not be obligated to pay any Excess Interest; (c) any Excess Interest that the Purchaser may have contracted for, taken, reserved, charged or received hereunder shall be, at the Holders' option,
   (i) applied as a credit against the outstanding principal balance of the Priority Senior Subordinated Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the Other Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (e) the Company shall have no action against the Holder for any damages arising due to any Excess Interest. If for any period of time interest on any Priority Senior Subordinated Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Priority Senior Subordinated Obligations shall remain at the Maximum Rate until the Holder shall have received the amount of interest which the Holder would have received during such period on such Priority Senior Subordinated Obligations had the rate of interest not been limited to the Maximum Rate during such period. All sums paid or agreed to be paid hereunder or under the Other Agreements for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread throughout the full term of the Priority Senior Subordinated Obligations until payment in full so that the rate or amounts of interest on account of the Priority Senior Subordinated Obligations does not exceed the Maximum Rate. The terms of this Section 2.8 shall be deemed incorporated into each Other Agreement and any other document or instrument between the Company and any Holder or directed to the Company by any Holder, whether or not specific reference to this Section 2.8 is made.

   III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to the Company as follows:

        3.1 Existence. It is a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

        3.2 Authority. It has the right and power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and its partners, managers, officers or agents executing and delivering this Agreement are duly authorized to do so. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms.

        3.3 Investor Status. It (i) is an "accredited investor," as that term is defined in Regulation D under the Securities Act of 1933, as amended, or (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of its Priority Senior Subordinated Notes from the Company and the suitability thereof for such Purchaser.

        3.4 Investment for Own Account. Except as otherwise contemplated by this Agreement, it is acquiring its Priority Senior Subordinated Notes for investment for its own account and, in any event, not with a view to any distribution thereof in violation of applicable securities laws.

        3.5  Legend on Notes.  It agrees that its Priority Senior
   Subordinated Notes will bear the appropriate legends referencing restrictions on transfer and will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws.

   IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

        To induce Purchaser to enter into this Agreement, Parent and the Company represent and warrant to Purchaser that the following statements are, and will be, true, correct and complete:

        4.1 Corporate Existence and Authority. Each of the Parent and its wholly owned subsidiary, the Company (a) is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power and authority to own its assets and carry on its business as now conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Parent and the Company each has the corporate power and authority to execute, deliver, and perform its respective obligations under this Agreement, the Purchase Documents, the Senior Loan Documents, and all Other Agreements to which it is, or in connection with the transactions contemplated hereby may become, a party.

        4.2 Authorization and Compliance with Laws and Material Agreements. The execution, delivery and performance by Parent and the Company of this Agreement, the Purchase Documents, the Senior Loan Documents and the Other Agreements to which each is or may in connection with the transactions contemplated hereby become a party have been or prior to the consummation of such transactions contemplated hereby will be duly authorized by all requisite action on the part of Parent and the Company, and do not and will not violate its respective Restated Articles of Incorporation, Articles of Incorporation or Bylaws (each as amended to the date first above written) or any law or any order of any court, governmental authority or arbitrator, and do not and will not upon the consummation of the transactions contemplated hereby, in any material respect, conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except Permitted Liens) upon any assets of Parent or the Company pursuant to the provisions of any loan agreement, indenture, mortgage, security agreement, franchise, permit, license or other instrument or agreement by which Parent or the Company or any of their properties are bound. No authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third Person is or will be necessary for the execution, delivery or performance by Parent or the Company of this Agreement, the Purchase Documents, the Senior Loan Documents, and the Other Agreements to which each is a party or the validity or enforceability thereof other than those presently obtained. Neither Parent nor the Company is (a) in violation of any term of its Articles of Incorporation or Bylaws or (b) in material violation of any material contract, agreement, judgment or decree or (c) in material violation of any applicable laws, regulations or rules.

        4.3 Rights in Properties; Liens. Parent and the Company have good and marketable title to all material properties and assets reflected on their balance sheets, and none of such properties or assets is subject to any Liens, except Permitted Liens. Parent and the Company enjoy peaceful and undisturbed possession under all leases necessary for the operation of their other Properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect. There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could have a Material Adverse Effect. Each of Parent and the Company has the right to use all of the Intellectual Property necessary to its business as presently conducted, and Parent's and the Company's use of the Intellectual Property does not infringe on the rights of any other Person in any material respect. To the best of the Company's and Parent's knowledge, no other Person is infringing the rights of Parent or the Company in any of the Intellectual Property. Neither Parent nor the Company owes any royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property.

        4.4 Enforceability. This Agreement, the Purchase Documents, the Senior Loan Documents and the Other Agreements to which Parent and the Company is a party, when delivered, shall constitute the legal, valid and binding obligations of Parent and the Company enforceable against Parent and the Company in accordance with their respective terms.

        4.5 Use of Proceeds; Margin Securities. Neither Parent nor the Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither Parent, the Company nor any Person acting on their behalf has taken any action that might cause the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents or any Other Agreements to violate Regulations G, T, U or X or to violate the Securities Exchange Act of 1934, as amended.

        4.6 ERISA. All members of any Controlled Group have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA and the Code, applicable to the Employee Benefit Plans it or they sponsor or maintain, and there are no existing conditions that would give rise to material liability thereunder. With respect to any Employee Benefit Plan, all members of any Controlled Group have made all contributions or payments to or under each Employee Benefit Plan required by law, by the terms of such Employee Benefit Plan or the terms of any contract or agreement. No Termination Event has occurred in connection with any Pension Plan, and there are no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, with respect to any Pension Plan which poses a risk of causing a Lien to be created on the assets of Parent or the Company or which will result in the occurrence of a Reportable Event. No member of any Controlled Group has been required to contribute to a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, since September 2, 1974. No material liability to the Pension Benefit Guaranty Corporation has been, or is expected to be, incurred by any member of a Controlled Group. The term "liability," as referred to in this Section 4.6, includes any joint and several liability. No prohibited transaction under ERISA or the Code has occurred with respect to any Employee Benefit Plan which could have a Material Adverse Effect or a material adverse effect on the condition, financial or otherwise, of an Employee Benefit Plan.

        4.7 Subsidiaries and Capitalization. All the issued and outstanding shares of capital stock of Parent and the Company are duly authorized, validly issued, fully paid and nonassessable. The capitalization of Parent and the Company on the Closing Date is set forth on Schedule 4.7. No violation of any preemptive rights of shareholders of Parent or the Company has occurred by virtue of the transactions contemplated under this Agreement, the Purchase Documents, the Senior Loan Documents or any Other Agreement. There are no outstanding contracts, options, warrants, instruments, documents or agreements binding upon Parent or the Company granting to any Person or group of Persons any right to purchase or acquire shares of Parent's or the Company's capital stock, except
   (i) pursuant to the Purchase Documents, and (ii) Permitted Stock (as defined in the Purchase Documents).

        4.8 Investment Company Act. Neither Parent, the Company, nor any company controlling Parent or the Company is required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        4.9 Public Utility Holding Company Act. Neither Parent nor the Company is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        4.10 Securities Laws. The Company has complied with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance or sale of the Priority Senior Subordinated Notes.

   V.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        Purchaser's obligations hereunder shall be subject to (a) the performance by each of Parent and the Company of its respective obligations hereunder which by the terms hereof are to be performed at or prior to delivery of the Priority Senior Subordinated Notes, and (b) the satisfaction of the following conditions on or before the Closing Date:

        5.1 Effectiveness of Senior Loan Amendment. The Senior Loan Amendment shall have been duly executed and delivered by the parties thereto and shall be on terms and conditions, including amortization periods, satisfactory to the Purchaser. All conditions precedent to the effectiveness of such amendment shall have been satisfied or waived with Senior Lender's consent.

        5.2 Effectiveness of the First Amendment to the Senior Subordination Agreement. The First Amendment to Senior Subordination Agreement dated as of April 14, 1998, shall have been duly executed and delivered by the parties thereto, and shall be on terms and conditions which are satisfactory to the Purchaser and Senior Lender.

        5.3 Approval. Purchaser's investment committee shall have approved the purchase of its Priority Senior Subordinated Notes on terms set forth herein and in the Other Agreements.

        5.4 Documents. Purchaser shall have received the following, each in form and substance satisfactory to such Purchaser:

             (a) Priority Senior Subordinated Notes. Its Priority Senior Subordinated Notes issued in the name of Purchaser duly executed by the Company;

             (b) Warrant and Purchase Documents. The Warrant which shall be duly issued and delivered by Parent to Purchaser in the denominations specified in and in accordance with the fully executed Purchase Documents and all other documents and instruments required pursuant thereto;

             (c) Other Agreements. All Other Agreements, duly executed by the parties thereto;

             (d) General Certificate of the Company's Secretary or Assistant Secretary. A certificate of the Secretary or Assistant Secretary of the Company together with true, correct and complete copies of the following:

                  (i) Articles of Incorporation. The Articles of Incorporation of the Company, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;

                 (ii) Bylaws. The Bylaws of the Company, including all amendments thereto;

                (iii) Resolutions. The resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Purchase Documents, the Senior Loan Amendment and the Other Agreements to which the Company is a party;

                 (iv)  Existence and Good Standing Certificates.
        Certificates of the appropriate government officials of the state of incorporation of the Company as to its existence and good standing, and certificates of the appropriate government officials in each state where the Company does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within thirty (30) days prior to the Closing Date; and

                  (v) Incumbency. The names of the officers of the Company authorized to sign this Agreement and the Other Agreements to be executed by the Company, together with a sample of the true signature of each such officer;

             (g) General Certificate of Parent's Secretary or Assistant Secretary. A certificate of the Secretary or Assistant Secretary of Parent together with true, correct and complete copies of the following:

                  (i) Restated Articles of Incorporation. The Restated Articles of Incorporation of Parent, including all amendments thereto, certified by the Secretary of State of the state of its incorporation;

                 (ii) Bylaws. The Bylaws of Parent, including all amendments thereto;

                (iii) Resolutions. The resolutions of the Board of Directors of Parent authorizing (A) the execution, delivery and performance of this Agreement, the Purchase Documents, the Senior Loan Amendment, and the Other Agreements to which Parent is a party,
        (B) the issuance of the Warrant to Purchaser, and (C) the reservation of a sufficient number of Warrant Shares (as defined in the Purchase Documents);

                 (iv) Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation of Parent as to its existence and good standing, and certificates of the appropriate government officials in each state where Parent does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within thirty (30) days prior to the Closing Date; and

                  (v) Incumbency. The names of the officers of Parent authorized to sign this Agreement and the Other Agreements to be executed by Parent, together with a sample of the true signature of each such officer;

             (h) Senior Loan Amendment. Copies of the Senior Loan Amendment and each document to be executed in connection therewith, and a certificate of the Chief Executive Officer and Chief Financial Officer of the Company and Parent certifying that all conditions precedent to the effectiveness of the Senior Loan Amendment have been met or waived;

             (i) Sources and Uses Certificate. A certificate in form and substance satisfactory to Purchaser executed by the Chief Executive Officer and Chief Financial Officer of the Company and Parent, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated herein, in the Senior Loan Documents and in the Other Agreements;

             (j) Transaction Certificate. A certificate of the Chief Executive Officer and the Chief Financial Officer of the Company and Parent that, to the best of their knowledge after due investigation, all conditions precedent to the effectiveness of this Agreement have been satisfied or waived;

             (k) Guaranty Agreements. A Parent Guaranty executed by Parent, and a Company Guaranty executed by the Company;

             (l) Additional Information, Other Documents and Agreements. Such other information, documents, agreements, commitments and undertakings as Purchaser or Purchaser's counsel shall reasonably request.

        5.5 No Legislative Change. For the period from December 31, 1997 to the Closing Date, there shall have been no law, act, rule, regulation or order of any legislative, administrative or judicial body or official which could prevent Purchaser from consummating the transactions contemplated by this Agreement and the Other Agreements.

        5.6 No Event of Default. No Event of Default or Potential Default shall have occurred and be continuing.

        5.7 Representations and Warranties. All representations and warranties contained in this Agreement, the Senior Loan Amendment, the Purchase Documents and the Other Agreements shall be true and correct on the Closing Date.

   VI.  AFFIRMATIVE COVENANTS

        The Company and Parent covenant and agree that, from the date hereof and until the Priority Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

        6.1  Financial Statements.  Parent will furnish to Purchaser:

             (a) As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, beginning with the fiscal year ending December 31, 1997, (i) a copy of the financial statements of Parent for such fiscal year containing a consolidated and consolidating balance sheet, statement of income, statement of stockholders' equity, and statement of cash flow as at the end of such fiscal year and for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, together with management's discussion and analysis of variances prepared by Parent's management, all in reasonable detail and audited and certified by Ernst & Young LLP or any other "Big Six" firm of independent certified public accountants (or any other firm of independent certified public accountants of recognized national standing selected by Parent and consented to by the Holder provided that the Holder's consent shall not unreasonably be withheld) to the effect that such financial statements have been prepared in accordance with GAAP; (ii) a certificate delivered to each Purchaser by such independent certified public accountants confirming the calculations set forth in the officers' certificate delivered simultaneously therewith in accordance with Section 6.2(a); and
   (iii) a comparison of the actual results during such fiscal year to those originally budgeted by the Company prior to the beginning of such fiscal year, together with management's discussion and analysis of variances, as well as, variances between actual results for such fiscal year and actual results for the previous fiscal year. The annual audit report required hereby shall not be qualified or limited because of restricted or limited examination by the accountant of any material portion of any of the records of the Company.

             (b) As soon as available, and in any event within thirty (30) days after the end of each calendar month, a copy of an unaudited financial report of Parent and the Company as of the end of such calendar month and for the portion of the fiscal year then ended, containing balance sheets, statements of income, retained earnings and statements of cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, together with management's discussion and analysis of variances all in reasonable detail, including, without limitation, a comparison of the actual results during such period to those originally budgeted by Parent and the Company prior to the beginning of such fiscal period and for the fiscal year to date.

             (c) Forty-five (45) days after the beginning of each fiscal year of Parent, an annual budget or business plan for such fiscal year, including a projected consolidated and consolidating balance sheet, income statement, and cash flow statement for such year (and any underlying assumptions), and, promptly during each fiscal year, all revisions thereto approved by the board of directors of Parent.

        6.2 Certificates; Other Information. Parent will furnish to Purchaser all of the following:

             (a) Concurrently with the delivery of each of the financial statements referred to in Section 6.1(a) and Section 6.1(b), a certificate of an authorized officer of the Company and Parent in the form of the officer's certificate attached hereto as Exhibit B (i) stating that, to the knowledge of such officer, no Event of Default or Potential Default has occurred and is continuing or, if such officer has knowledge of an Event of Default or Potential Default, the nature thereof and specifying the steps taken or proposed to remedy such matter, (ii) stating that the financial statements attached have been prepared in accordance with GAAP and fairly and accurately present (subject to year-end audit adjustments, for the annual certificates) the financial condition and results of operations of Parent and the Company at the date and for the period indicated therein, (iii) containing summaries of accounts payable agings, accounts receivable agings, and inventory, (iv) containing a schedule of the outstanding Indebtedness for borrowed money of Parent and the Company describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, (v) containing management's discussion and analysis of the business and affairs of Parent and the Company which includes, but is not limited to, a discussion of the results of operations compared to those originally budgeted for such period, and
   (vi) a report detailing (A) all matters affecting the value, enforceability or collectibility of any material portion of its assets including, without limitation, the Company's reclamation or repossession of, or the return to the Company of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and
   (B) any material adverse change in the relationship between Parent or the Company and any of its material suppliers or customers.

             (b) As soon as available, (i) a copy of each financial statement, report, notice or proxy statement sent by Parent to its stockholders in their capacity as stockholders, (ii) a copy of each regular, periodic or special report, registration statement, or prospectus filed by Parent with any securities exchange or the Securities and Exchange Commission or any successor agency, (iii) any material order issued by any court, governmental authority, or arbitrator in any material proceeding to which Parent or the Company is a party, (iv) copies of all press releases and other statements made available generally by Parent or the Company to the public generally concerning material developments in Parent's or the Company's business, and (v) a copy of all correspondence and reports sent by Parent or the Company to the Senior Lender outside of the ordinary course of business.

             (c) Promptly, such additional information concerning Parent and the Company as Purchaser may reasonably request.

        6.3 Books and Records; Accounting System. Parent and the Company will, keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and
   (c) on a reasonably current basis set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied. Parent and the Company will, maintain a modern system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP.

        6.4 Financial Disclosure. The Company and Parent hereby irrevocably authorize and direct all accountants and auditors employed by them at any time during the term of this Agreement to exhibit and deliver to Purchaser copies of any of their respective financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Purchaser any information they may have concerning either party's financial status and business operations. Each of the Company and Parent hereby irrevocably authorizes all federal, state and municipal authorities to furnish to Purchaser copies of reports or examinations relating to the Company or Parent, whether made by the Company, Parent or otherwise.

        6.5 Disclosure of Material Matters. Parent and the Company will, promptly upon learning thereof, report to Purchaser (a) all matters materially affecting the value, enforceability or collectibility of any material portion of its assets including, without limitation, changes to significant contracts, schedules of equipment, changes of significant equipment or real property, the reclamation or repossession of, or the return to the Company or Parent, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and (b) any material adverse change in the relationship between Parent or the Company and any of its suppliers or customers.

        6.6 Performance of Obligations. Parent and the Company will duly and punctually pay and perform their obligations, as applicable, under this Agreement, the Purchase Documents and the Other Agreements to which each is a party.

        6.7 Preservation of Existence and Conduct of Business. Parent and Company will each preserve and maintain its corporate existence and all of its leases, privileges, franchises, qualifications and rights that are necessary or useful in the ordinary conduct of its business and where failure to do so would have a Material Adverse Effect, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices.

        6.8 Maintenance of Properties. Parent and the Company will each operate and maintain in good condition and repair (ordinary wear and tear excepted) and replace as necessary, all of its material assets and properties which are necessary in accordance with sound business practices in the proper conduct of its business so that the value and operating efficiency of its assets and properties are maintained and preserved. Parent and the Company will, at all times, maintain the Intellectual Property material to its business in full force and effect, and will defend and protect the Intellectual Property against all material adverse claims.

        6.9 Payment of Taxes and Claims. Parent and the Company will pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, vault, water and sewer rents, rates, charges, levies, permits, inspection and license fees and other governmental and quasi-governmental charges and any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or which may become a Lien upon any property owned by Parent or the Company or arising with respect to the occupancy, use, possession or leasing thereof (collectively the "Impositions") and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Parent nor the Company will be required to pay or discharge any claim for labor, material, or supplies or any Imposition (i) which is being contested in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of the Holder, and (ii) if the failure to pay or discharge the same would not result in a Material Adverse Effect.

        6.10 Compliance with Laws. Parent and the Company will comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the operation of Parent's or the Company's business if noncompliance with such acts, rules, regulations or orders could have a Material Adverse Effect; provided, however, Parent or the Company may contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP with respect thereto are established to the reasonable satisfaction of the Holder.

        6.11 Payment of Leasehold Obligations. Each of the Parent and the Company will, at all times, pay, when and as due, its rental obligations under all leases under which it is a tenant or lessee, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at the request of the Holder, will provide evidence of its having done so; provided, however, Parent or the Company may contest or dispute its obligations under such leases by appropriate actions or proceedings diligently pursued if adequate reserves in conformity with GAAP with respect thereto are established.

        6.12 Insurance; Casualty Event. Parent and the Company will maintain, with financially sound, reputable and solvent companies, insurance policies acceptable to the Holder (a) insuring its assets against loss by fire, explosion, theft and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business, and (b) insuring Parent and the Company against liability for personal injury and property damages relating to its assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business, and insuring such other matters as may from time to time be reasonably requested by the Holder. Parent and Company will provide copies of all such insurance policies to Purchaser within ten (10) days following Purchaser's request for the same. Parent and the Company will (i) pay, or cause to be paid, all premiums for such insurance at least thirty (30) days before such premiums become due, (ii) furnish to Purchaser satisfactory proof of the timely making of such payments, (iii) deliver all renewal policies to Purchaser at least five (5) days before the expiration date of each expiring policy, (iv) cause such policies to require the insurer to give notice to Purchaser of termination of any such policy at least thirty (30) days before such termination is to be effective and (v) immediately deliver written notice to Purchaser of any Casualty Event. If Parent or the Company fails to provide and pay for any such insurance, Purchaser may, at its option, but shall not be required to, pay the same and charge Parent or the Company therefor.

        6.13 Inspection Rights. At any reasonable time and from time to time, Parent and the Company will, permit representatives of Purchaser to examine and make copies of the books and records of, and visit and inspect the properties of, Parent and the Company, and to discuss the business, operations, and financial condition of Parent and the Company with its respective officers and employees and with its independent certified public accountants. Such examinations and inspections may include, but are not limited to, audits of the application of proceeds from the Priority Senior Subordinated Notes. In accordance with the terms of
   Section 12.1 hereof, Parent will promptly reimburse Purchaser for all expenses incurred by representatives of Purchaser in connection with such inspections.

        6.14 Notices. Parent and the Company will promptly, but in any event within two (2) Business Days after first becoming aware thereof, notify Purchaser via telephone, subsequently confirmed or, if requested by Purchaser, in writing of:

             (a) the commencement of any event, including but not limited to, any action, suit, or proceeding against Parent or the Company, that could have a Material Adverse Effect, which notice shall specify the nature of such event and what action Parent or the Company has taken or is taking or proposes to take with respect thereto;

             (b) the occurrence of an event of default, or an event which with the passage of time or giving of notice or both constitutes an event of default under the Senior Loan Documents, Junior Note Documents or under any instrument or agreement evidencing any other Indebtedness of Parent or the Company, which notice shall specify the nature of such event, condition or default and what action Parent or the Company has taken or is taking or proposes to take with respect thereto; or

             (c) The occurrence of an Event of Default or a Potential Default, which notice shall specify the nature of such event, condition or default and what action Parent or the Company has taken or is taking or proposes to take with respect thereto.

   Any notification required by this Section 6.14 shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer setting forth the details of the specified events and the action which Parent or the Company proposes to take with respect thereto.

        6.15 Additional Notices. Immediately upon receipt by Parent or the Company, Parent or the Company will provide each Purchaser with copies of all notices (including notices of default), statements and financial information, including notices of default, received from the Senior Lender under the Senior Loan Agreement, Junior Lenders under the Junior Note Documents, and any other creditor or lessor with respect to the acceleration of the maturity of any item of Indebtedness for borrowed money or the repossession of property from Parent or the Company.

        6.16 Amendments. Parent and Company will promptly provide Purchaser with copies of all proposed amendments to the Senior Loan Documents, Junior Note Documents, and of all other loan agreements to which Parent or such Subsidiary is a party.

        6.17 Further Assurances. Parent and the Company will execute and deliver to Purchaser from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents as Purchaser may request, in order that the full intent of this Agreement and the Other Agreements may be carried into effect.

        6.18 Compliance with ERISA and the Code. Parent and the Company will comply, and will cause each other member of any Controlled Group to comply, with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, to any Employee Benefit Plan it or they sponsor or maintain, so as not to give rise to any liability thereunder. Parent and the Company will, pay and will cause each other member of any Controlled Group to pay when due any amount payable by it to the Pension Benefit Guaranty Corporation. Promptly after the filing thereof, Parent and the Company shall furnish to each Purchaser with regard to each Employee Benefit Plan, copies of each annual report required to be filed pursuant to Section 104 of ERISA in connection with each such plan for each plan year.

        6.19 Compliance with Regulations G, T, U and X. Neither the Company, Parent nor any Person acting on their behalf will take any action which might cause this Agreement, the Priority Senior Subordinated Notes, the Purchase Documents, the Senior Loan Documents or any Other Agreements to violate, and the Company and Parent will take all actions necessary to cause compliance with, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System and the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

        6.20 Fiscal Year. The Company and Parent will cause their fiscal year to be the twelve month period ending on December 31 of each year.

        6.21 Environmental Costs.

             (a) Parent and the Company hereby indemnify and hold Purchaser harmless from and against any liability, loss, damage, suit, action or proceeding pertaining to solid or hazardous waste materials or other waste-like or toxic substances, including, but not limited to, claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under any federal, state or municipal law or regulation, or tort, contract or common law that relates to Parent and the Company.

             (b) To the extent the laws of the United States or any state in which property, leased or owned, of Parent or the Company provide that a Lien upon the property of Parent or the Company may be obtained for the removal of Polluting Substances which have been released, no later than sixty (60) days after notice is given by any Holder to the Company, the Company shall deliver to each Purchaser a report issued by a qualified, third party environmental consultant selected by the Company and approved by such Holder as to the existence of any Polluting Substances located upon or beneath the specified property, leased or owned by Parent or the Company. To the extent any such Polluting Substance is located therein or thereunder that either (i) subjects the property to Lien or (ii) requires removal to safeguard the health of any Person, Parent and the Company will, remove, or cause to be removed, such Lien and such Polluting Substance at Parent's and the Company's expense.

        6.22 Financial Covenants.

        (a)  Fixed Charge Coverage.  Parent shall not permit the ratio of

   Operating Cash Flow to Fixed Charges computed on the basis of the Operating Cash Flow and Fixed Charges for the twelve (12) month period ending on the last day of each month (beginning with the month ending January 31, 1999) to be less than the ratio of 0.9:1.

        (b) EBITDA. Parent shall not permit EBITDA for the nine (9) month period ending September 30, 1998, to be less than $2,009,000 and for the twelve (12) month period ending December 31, 1998, to be less than $2,825,000.

   VII. NEGATIVE COVENANTS

        Parent and the Company covenant and agree that from the date hereof until the Priority Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof, without the prior consent of the Holder:

        7.1 Indebtedness. Parent and the Company will not, create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness except (a) Permitted Indebtedness; (b) any extension, renewal or refinancing of any Permitted Indebtedness (other than the Senior Debt) on such terms and conditions as are, on the whole, no more onerous to Parent or the Company than the terms and conditions of such Permitted Indebtedness on the date of such extension, renewal or refinancing; and
   (c) any replacement or refinancing of the Senior Debt; provided that
   (i) the interest rate on such refinancing shall be no greater than the interest rate permitted by the Senior Subordination Agreement, (ii) the amortization of principal on such refinancing shall be for no shorter period, and for no greater annual amounts, than the amortization provided for in the Senior Loan Agreement, (iii) the amount so replaced or refinanced shall be no greater than the maximum amount permitted to be outstanding under the Senior Loan Agreement on the date of such replacement or refinancing, (iv) the collateral security for such replacement or refinancing does not extend to assets other than those contemplated by the Senior Loan Agreement (and proceeds thereof) and
   (v) the other terms and conditions of such replacement or refinancing are, on the whole, no more onerous to the Company than the terms of the Senior Loan Agreement with such amendments thereto permitted by the Senior Subordination Agreement. Any Permitted Indebtedness which is subordinated to the Priority Senior Subordinated Obligations shall continue to be subordinated to the Priority Senior Subordinated Obligations on terms and conditions satisfactory to the Purchaser.

        7.2 Limitation on Liens. Parent and the Company will not incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, including, but not limited to, its shares of capital stock, whether now owned or hereafter acquired, except Permitted Liens.

        7.3 Merger, Acquisition, Dissolution and Sale of Assets. Parent and the Company will not (a) become a party to a merger or consolidation,
   (b) purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, (c) dissolve or liquidate, (d) form, acquire or permit the existence of any Subsidiary or Subsidiaries other than the Subsidiaries in existence on the date hereof and those permitted to be created under the terms of the Senior Loan Agreement, and (e) sell, assign or transfer any of its assets, except (i) the transfer of all assets of Parent (other than the stock of the Company) to the Company, (ii) sales of inventory in the ordinary course of business, (iii) sales of other assets reasonably and in good faith determined by the Company to be obsolete or no longer necessary to the Company's business, and (iv) asset dispositions permitted by the Senior Loan Agreement,

        7.4 Restricted Payments. Parent and the Company will not at any time make or become obligated to make, directly or indirectly, any
   (a) declaration of any dividend on, or any other payment or distribution in respect of, any shares of capital stock of the Company; except (i) dividends in cash from the Company to Parent to the extent necessary to permit Parent to first pay the Priority Senior Subordinated Obligations due and payable from Parent to Purchaser, (ii) dividends in cash from the Company to Parent to the extent necessary to permit Parent to pay the Senior Subordinated Obligations due and payable from Parent, and (iii) other dividends permitted by the Senior Loan Agreement, (b) except as otherwise provided for herein, any professional consulting or management fees or any other payments to any shareholders of Parent, (c) payment or distribution on account of the purchase, repurchase, redemption, put, call or other retirement of any shares of capital stock of Parent or of any warrant, option or other right to acquire such shares (except pursuant to the Purchase Documents or the Certificate and as permitted by the Senior Loan Agreement), or (d) payment or distribution on account of any Indebtedness of the Company which is subordinate to the Priority Senior Subordinated Notes.

        7.5 Loans and Investments. Except for Permitted Investments, Parent and the Company will not make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of any Person.

        7.6 Transactions with Affiliates. Except as contemplated by this Agreement and the Other Agreements, Parent and the Company will not enter into any transaction with any director, officer, employee, shareholder, or Affiliate of Parent, except, on prior approval by the Company's board of directors of the terms which shall be fair and reasonable and be at least as favorable as would result in a comparable arm's-length transaction with a Person not a director, officer, employee, shareholder or Affiliate of Parent, as the case may be.

        7.7 Capital Expenditure Limit. Parent and the Company shall not make or incur an aggregate amount of all Capital Expenditures during Fiscal Year 1998 in excess of $400,000. In calculating compliance with this Section 7.7, the aggregate amount of all payments due under a Capital Lease for the entire term thereof (excluding, however, the interest portion of capitalized lease payments) shall be considered expended in full on the date that the Capital Lease is entered into.

        7.8 Modification of Senior Loan Agreement. Parent and the Company will not agree or consent to any modification, amendment or waiver of any of the terms or provisions of the Senior Loan Documents without the prior written consent of the Holder except such amendments and waivers which can be made to the Senior Loan Documents without the consent of the Purchaser under the terms of the Senior Subordination Agreement.

   VIII. EVENTS OF DEFAULT AND REMEDIES THEREFOR

        8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

             (a) (i) the Company shall fail to pay when due (whether upon acceleration or otherwise), any principal payable under the Priority Senior Subordinated Notes, (ii) the Company shall fail to pay within three
   (3) Business Days of the date due any interest payable under the Priority Senior Subordinated Notes or this Agreement, or (iii) the Company or Parent shall fail to pay within five (5) Business Days after receipt of notice of failure to pay (whether by acceleration or otherwise), any other Priority Senior Subordinated Obligations;

             (b) the Company or Parent shall fail to pay when due (following the expiration of applicable notice and cure periods, if any), whether upon acceleration or otherwise, any Indebtedness (excluding for purposes of this Section 8.1(b) only the Senior Debt), individually or in the aggregate, having an unpaid principal amount in excess of $750,000;

             (c) The Company or Parent, as the case may be, shall fail to perform or observe any (i) obligation, agreement, covenant, term or condition (other than the obligation to make payment) contained (A) in the Priority Senior Subordinated Notes; (B) in Section 6.1 of this Agreement, and such default is not cured or otherwise waived within fifteen (15) days after written notice thereof is provided to Parent or Company, as the case may be, or (C) in this Agreement (excluding the obligations, agreements, covenants, terms or conditions governed by Sections 8.1(a), 8.1(c)(i)(A) and (B) above), and such default is not cured or otherwise waived within thirty (30) days after written notice thereof is provided to Parent or Company, as the case may be or (ii) material obligation, agreement, covenant, term or condition (other than the obligation to make payment which is covered by Section 8.1(a) above) contained in the Other Agreements and such default is not cured or otherwise waived within thirty
   (30) days after written notice thereof is provided to Parent or Company, as the case may be;

             (d) Parent or the Company shall fail in any material respect to comply with any material agreement, indenture, mortgage, deed of trust, or other agreement (excluding the Senior Loan Documents and the Other Agreements) binding on it or affecting its properties or business, unless a waiver or consent has been obtained therefor;

             (e) any representation, warranty or other material information whatsoever made or provided by the Company or Parent in connection with this Agreement or the Other Agreements or otherwise to induce Purchaser to purchase the Priority Senior Subordinated Notes, or Warrant was incorrect or misleading in any material respect, when made;

             (f) the Parent or the Company shall become subject to an Event of Bankruptcy;

             (g) any judgment or order for payment of money shall be rendered against Parent or the Company which exceeds an uninsured amount of $750,000.00 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

             (h) the Senior Debt shall have been accelerated or the holders thereof shall have commenced an action to foreclose on the liens securing the Senior Debt;

             (i) Parent shall cease to directly own and control one hundred percent (100%) of the aggregate number of shares of capital stock of the Company;

             (j) the occurrence of a material change in ownership in Parent (for purposes of this subsection a "change in ownership" means those circumstances in which (i) F-Jotan, L.L.C. shall own, directly or indirectly, five percent (5%) less than (A) the Registrable Securities (as defined in the Purchase Agreement as defined in the Junior Note Documents) so owned by such party on March 4, 1997 or (B) the number of shares of issued and outstanding voting stock of Parent (without giving effect to the issuance of any shares of Common Stock under the Warrants or the conversion of the Series A Preferred Stock) so owned by such party on March 4, 1997, (ii) Rice or the Southland Purchasers shall cease to beneficially own or control, directly or indirectly, at least seventy percent (70%) of the issued and outstanding shares of capital stock of the Company (determined on a fully diluted basis) owned by Rice or the Southland Purchasers, as the case may be, on March 4, 1997, or (iii) Rice shall not have the legal right or ability, directly or through its Subsidiaries, to elect a majority of the members of the board of directors of Parent);

             (k) Parent or the Company shall revoke or attempt to revoke its guaranty agreement executed in favor of Purchaser, or shall repudiate its liability thereunder or shall fail to comply in any material respect with the terms thereof; or

             (l) an Event of Default shall occur and be continuing under the Junior Note Documents.

        8.2 Remedies of Holder upon Occurrence of Event of Default. When any Event of Default described in Section 8.1 above, other than any Event of Default described in clause (f) thereof, has occurred and is continuing, the majority-in-interest of the Holders may (in addition to any other right, power or remedy permitted to the Holder by law) declare the entire amount of the Priority Senior Subordinated Obligations, including, without limitation, the entire principal, Prepayment Fee (if any) and all interest accrued then outstanding under the Priority Senior Subordinated Notes, to be, and the same shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, and in such event the Company shall (subject to the terms of the Senior Subordination Agreement) forthwith pay to the Holder an amount equal to one hundred percent (100%) of the amount thereof. When any Event of Default described in clause (f) of Section 8.1 above shall occur, all of the Priority Senior Subordinated Obligations, including, without limitation, the entire principal, Prepayment Fee (if any), and all accrued interest then outstanding under the Priority Senior Subordinated Notes, shall thereupon be forthwith due and payable without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind (including any notice by the Holder of the Priority Senior Subordinated Notes), all of which are hereby expressly waived by Parent and the Company, and the Company will (subject to the terms of the Senior Subordination Agreement) forthwith pay to each Holder an amount equal to one hundred percent (100%) of the amount thereof. The provisions of this Section 8.2 are solely for the benefit of the Holder and neither the Company nor any other Person shall have any rights with respect to or be entitled to enforce this Section 8.2. If, at any time or times, an Event of Default shall have occurred and be continuing under the Priority Senior Subordinated Notes, this Agreement or any Other Agreement, Rice (so long as it is a Holder) may act as the representative of and, as such, shall consult with any other Holder in connection with any action to be taken with respect to such default and/or with respect to the enforcement of their rights and remedies.

        8.3  Annulment of Acceleration.  The provisions of the foregoing
   Section 8.2 are subject to the condition that, if all or any part of the Priority Senior Subordinated Obligations have been declared or have otherwise become immediately due and payable by reason of the occurrence of any Event of Default, Purchaser may, by written instrument delivered to the Company (an "Annulment Notice"), rescind and annul such declaration and the consequences thereof as to the Priority Senior Subordinated Obligations, provided that (a) at the time such Annulment Notice is delivered no judgment or decree has been entered for the payment of any monies due pursuant to such Priority Senior Subordinated Obligations in connection therewith, and (b) all arrears of interest and all other sums payable on such Priority Senior Subordinated Obligations in connection therewith (except any principal, interest or Prepayment Fee which has become due and payable solely by reason of such declaration under
   Section 8.2 hereof) shall have been duly paid or deferred by the Holder; and provided further, that no such rescission and annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereto, and shall not be deemed a waiver of the Event of Default giving rise to the acceleration unless specifically waived in writing by the Holder.

        8.4 Payment of Priority Senior Subordinated Obligations. Subject to the terms of the Senior Subordination Agreement: (a) Purchaser shall have the right, which is absolute and unconditional, to receive payment of the interest as provided in this Agreement on its Priority Senior Subordinated Notes and payment of all other Priority Senior Subordinated Obligations on the date when due and, upon the occurrence and continuance of an Event of Default, Rice shall have the right, which is absolute and unconditional, to institute suit against Parent or the Company on behalf of the Holder for the enforcement of any such payment, and (b) such rights shall not be impaired without the Holder's prior written consent.

        8.5 Remedies. Subject to the terms of the Senior Subordination Agreement, if any Event of Default shall occur and be continuing, Purchaser may exercise any right or remedy it has at law, in equity or under this Agreement or any Other Agreement. No right or remedy conferred upon or reserved to Purchaser under this Agreement or any Other Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to any Holder may be exercised from time to time and as often as may be deemed expedient by such Holder.

        8.6 Conduct No Waiver. No course of dealing on the part of Purchaser, nor any delay or failure on the part of Purchaser to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice such Purchaser's rights, powers and remedies. If the Company fails to pay, when due, the principal of, Prepayment Fee (if any) or the interest on, the Priority Senior Subordinated Notes, or fails to comply with any other provision of this Agreement, the Company shall pay to the Holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including, but not limited to, reasonable attorney's fees, incurred by Purchaser in collecting any sums due on the Priority Senior Subordinated Notes or in otherwise enforcing any of such Purchaser's rights.

   IX.  SUBORDINATION

        9.1 Notwithstanding any provision in this Agreement to the contrary, the Indebtedness evidenced by the Priority Senior Subordinated Notes shall be subordinate to the Senior Debt, and Purchaser's rights and remedies hereunder shall be subordinate to the rights and remedies of the Senior Lender, all in accordance with the terms of the Senior Subordination Agreement. Nothing contained in this Section 9.1 or elsewhere in this Agreement, in the Priority Senior Subordinated Notes or the Senior Subordination Agreement is intended to or shall impair, as between the Company and Purchaser, the obligations of the Company, which are absolute and unconditional, to pay to Purchaser the principal of, Prepayment Fee (if any) and interest on the Priority Senior Subordinated Notes and all other Priority Senior Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of Purchaser and creditors of the Company other than the holders of the Senior Debt.

        9.2 Notwithstanding any provision in this Agreement to the contrary, the Indebtedness evidenced by the Senior Subordinated Notes shall be subordinate in right of payment to all regularly scheduled payments of interest and principal with respect to the Priority Senior Subordinated Notes and Priority Senior Subordinated Obligations, and any rights and remedies of the holders of the Senior Subordinated Notes shall be subordinate to the rights and remedies of the Purchaser all in accordance with the terms of the Senior Subordination Agreement. Nothing contained in this Section 9.2 or elsewhere in this Agreement, in the Priority Senior Subordinated Notes or the Senior Subordination Agreement is intended to or shall impair, as between the Company and any holder of the Senior Subordinated Notes, the obligations of the Company, which are absolute and unconditional, to pay to such holder the principal of, Prepayment Fee (if any) and interest on the Senior Subordinated Notes and all other Senior Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of such holder and creditors of the Company other than the holders of the Senior Debt and the Purchaser.

   X. FORM OF PRIORITY SENIOR SUBORDINATED NOTES, REGISTRATION, TRANSFER AND REPLACEMENT

        10.1 Form of Priority Senior Subordinated Notes. The Priority Senior Subordinated Notes initially delivered under this Agreement will be fully registered notes in the form attached hereto as Exhibit A. The Priority Senior Subordinated Notes are issuable only in fully registered form.

        10.2 Priority Senior Subordinated Notes Register. The Company shall cause to be kept at the principal office a register for the registration and transfer of the Priority Senior Subordinated Notes. The names and addresses of the Holder of the Priority Senior Subordinated Notes, the transfer thereof and the names and addresses of the transferees of the Priority Senior Subordinated Notes shall be recorded in such register.

        10.3 Issuance of New Priority Senior Subordinated Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Priority Senior Subordinated Notes at the office of the Company designated for notices in accordance with Section 12.3 hereof, the Company shall execute and deliver, at its expense, one or more new Priority Senior Subordinated Notes of any authorized denomination requested by the Holder of the surrendered Priority Senior Subordinated Notes, each dated the date to which interest has been paid on the Priority Senior Subordinated Notes so surrendered (or, if no interest has been paid, the date of the surrendered Priority Senior Subordinated Notes), but in the same aggregate unpaid principal amount as the surrendered Priority Senior Subordinated Notes, and registered in the name of such Person or Persons as shall be designated in writing by such Holder. Every Priority Senior Subordinated Notes surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Priority Senior Subordinated Notes or by his attorney duly authorized in writing.

        10.4 Replacement of Priority Senior Subordinated Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of a Priority Senior Subordinated Notes and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or, in the event of such mutilation upon surrender and cancellation of such Priority Senior Subordinated Notes, the Company, without charge to the Holder thereof, will make and deliver a new Priority Senior Subordinated Note of like tenor and the same series in lieu of such lost, stolen, destroyed or mutilated Priority Senior Subordinated Note. If any such lost, stolen or destroyed Priority Senior Subordinated Notes is owned by any Purchaser or any other Holder whose credit is satisfactory to the Company, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of the Priority Senior Subordinated Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Priority Senior Subordinated Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company.

   XI.  INTERPRETATION OF AGREEMENT

        11.1 Certain Terms Defined. When used in this Agreement, the terms set forth below are defined as follows:

        "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with, the Person in question. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

        "Agreement" means this Priority Note Purchase Agreement, including all schedules and exhibits hereto, as the same may be modified, supplemented, extended and/or amended from time to time.

        "Annulment Notice" is defined in Section 8.3.

        "Business Day" means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the States of Florida and Texas.

        "Capital Expenditures" means, for any period, all expenditures of Parent and the Company which are classified as capital expenditures in accordance with GAAP including all such expenditures associated with Capital Lease Obligations but excluding, to the extent included, any such expenditures made in connection with an acquisition funded with the proceeds of the advances made or held by any Senior Lender pursuant to Section 3.1 of the Senior Loan Agreement.

        "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Casualty Event" means any of the following events: (a) the destruction of any Property or other tangible assets of Parent or the Company, or the occurrence of damage to such Property or assets, which in each case renders the repair or replacement thereof uneconomic; (b) the requisition of title to such Property or assets by any governmental authority for a period of more than 6 months;
        (c) the constructive total loss with respect to such Property or assets; or (d) the loss of quiet title to any real property owned or leased by Parent or the Company to the extent that such loss constitutes an insurable loss or otherwise interferes with the normal and customary use of such real estate in the ordinary course of business.

        "Certificate" is defined in Article I of the Purchase Agreement.

        "Closing Date" means the date on which all of the conditions stated in Article V of this Agreement have been met to Purchaser's satisfaction and the purchase price for the Priority Senior Subordinated Notes has been paid, but in any event not later than April 20, 1998.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

        "Common Stock" means the $.01 par value common stock of Parent.

        "Company" means Southland Container Packaging Corp., a Texas corporation, the successor by merger to SHC Acquisition Corp., a Florida corporation, and formerly called Southland Holding Company, and shall include its Subsidiaries, if any.

        "Company Guaranty" means the guaranty of Company in favor of the Purchaser, in form and substance satisfactory to Purchaser, as the same may be amended or otherwise modified from time to time.

        "Controlled Group" means any group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code of which Parent or the Company is a member.

        "Dollars" and "$" mean lawful money of the United States of America.

        "EBITDA" means, for any period and any Person, the total of the following each calculated without duplication for such Person on a consolidated basis for such period: (a) Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining Net Income; plus (c) interest expense deducted in determining Net Income; plus (d) amortization and depreciation expense deducted in determining Net Income; plus (e) other noncash charges deducted in determining consolidated net income and not already deducted in accordance with clause (d) above or clauses (b) and (c) of the definition of Net Income; plus (f) all restructuring expenses, litigation or arbitration costs related to recovery of proceeds of the Golden State Litigation or the Selling Shareholder Arbitration, contingency allocations and other non-recurring non-operating expenses, but, in each case, only to the extent such amounts were deducted in calculating Net Income.

        "Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, which is, previously has been or will be established or maintained by any member of a Controlled Group.

        "Environmental Laws" means all federal, state, or local laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and other laws relating to (a) Polluting Substances or
        (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations promulgated thereunder.

        "Event of Bankruptcy" means any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act,
        (b) the admission in writing by Parent or the Company of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person's assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of a Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction which shall not be dismissed or stayed within thirty
        (30) days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code shall be filed against such Person and shall not be dismissed or stayed within thirty (30) days.

        "Event of Default" is defined in Section 8.1.

        "Excess Interest" is defined in Section 2.8.

        "Fiscal Year" means a twelve (12) month period ending December 31.

        "Fiscal Quarters" means the three (3) month periods falling in each Fiscal Year ending March 31, June 30, September 30 and December 31.

        "Fixed Charges" means, for any period, the total of the following for Parent and the Company calculated on a consolidated basis without duplication for such period: (A) cash interest expense; plus (B) cash federal and state income taxes paid; plus (C) scheduled amortization of Indebtedness paid or payable (excluding, to the extent included, nonpermanent principal repayments under the Revolving Loans (as defined in the Senior Loan Agreement) and scheduled principal payments with respect to the unsecured promissory notes issued to trade creditors and the Company's auditors).

        "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question, provided, that neither Parent nor any Subsidiary may change the use or application of any accounting method, practice or principle without the prior written consent of the Holder, which consent may require that an adjustment be made to any and all the financial covenants and the capital expenditure covenant set forth herein. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

        "Golden State Litigation" means any litigation commenced or claims asserted (whether now existing or hereafter arising) by the Parent, Company or any Subsidiary against Golden State Container, Inc. n/k/a Victory Packaging, Inc., David Rapson, Pete Dougherty, Fred Brown, Jeff Barber, Mason Shelby, Ron Sheldon, Dawn Berti, Mike O'Malley, George Miller, Cheryl Becker, Tomas Toro or any other former employees of Parent, or the Company or any of their respective successors and assigns.

        "Holder" when used in reference to the Priority Senior Subordinated Notes and/or the Priority Senior Subordinated Obligations, means the Person or Persons who, at the time of determination, is the lawful owner of all or a portion of Priority Senior Subordinated Notes or an obligee of all or a portion of the Priority Senior Subordinated Obligations. Unless otherwise provided in this Agreement, in each instance that the Holder is required to request or consent in concert to or otherwise express approval of an action, the Holder will be deemed to have requested or consented to such action or given such approval if the Holders of a majority-in-interest of the Priority Senior Subordinated Notes so request, consent or approve.

        "Impositions" is defined in Section 6.9.

        "Indebtedness" means for any Person: (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed,
        (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, (f) trade accounts payable more than one hundred twenty (120) days past due, and (g) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (a), (b), (c),
        (d), (e) or (f).

        "Intellectual Property" means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names and copyrights.

        "Junior Lenders" means Rice Partners II, L.P., F-Southland, L.L.C., and FF-Southland, L.P., solely for purposes of and as defined in, that certain Note Purchase Agreement dated as of February 28, 1997.

        "Junior Note Documents" means that certain Note Purchase Agreement dated February 28, 1997, and the amendments thereto, together with all documents, agreements, notes and instruments delivered pursuant thereto in connection with or arising from the purchase of the Senior Subordinated Notes and equity interests related thereto.

        "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

        "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Parent or the Company or (b) the impairment of the ability of any party to perform its obligations under this Agreement or any of the Other Agreements to which it is a party or of Purchaser to enforce or collect any of the Priority Senior Subordinated Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

        "Maximum Rate" is defined in Section 2.8.

        "Net Income" means, for any period and any Person, such Person's consolidated net income (or loss), but excluding: (a) the income of any other Person (other than its subsidiaries) in which such Person or any of its subsidiaries has an ownership interest, unless received by such Person or its subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to asset disposition; and (c) to the extent not included in clauses (a) and (b) above, any after-tax extraordinary, non-cash or nonrecurring gains or losses.

        "Operating Cash Flow" means, for any period, the total of the following for Parent and the Company calculated on a consolidated basis without duplication for such period: (a) EBITDA; minus (b) all Capital Expenditures which are not financed with Indebtedness of the Company permitted by Section 12.1(f) of the Senior Loan Agreement but including Capital Expenditures financed with proceeds of the Revolving Loans (as defined in the Senior Loan Agreement).

        "Other Agreements" means the Priority Senior Subordinated Notes, the Purchase Documents, Parent Guaranty, Company Guaranty and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of Parent and/or any Subsidiary of the Company and delivered to and for the benefit of Purchaser or any Person participating with Purchaser in the Priority Senior Subordinated Notes with respect to this Agreement or any of the transactions contemplated by this Agreement. The Other Agreements shall not include any Senior Loan Documents.

        "Parent" means Jotan, Inc., a Florida corporation and, unless the context requires otherwise, shall include its Subsidiaries, if any.

        "Parent Guaranty" means the guaranty of Parent in favor of Purchaser, in form and substance satisfactory to Purchaser, as the same may be amended or otherwise modified from time to time.

        "Pension Plan" means any employee pension benefit plan, as defined in
        Section 3(2) of ERISA, which is, was or will be established or maintained by any member of the Controlled Group.

        "Permitted Indebtedness" means (a) any Indebtedness in favor of the Senior Lender under the Senior Loan Agreement and created pursuant thereto, (b) any Indebtedness in favor of any Holder and/or the Other Agreements and created pursuant thereto, (c) any Indebtedness in favor of the Junior Lenders under the Junior Note Documents and created pursuant thereto, (d) purchase money Indebtedness of the Company (including Capital Lease Obligations) incurred after February 28, 1997 not to exceed $1,500,000 in the aggregate at any time outstanding secured by purchase money Liens permitted hereunder subject to the limitations placed on Capital Expenditures in Section 7.7, (e) the other Indebtedness set forth on Schedule 11.1(a) and approved by the Purchaser, (f) guaranties by Parent or Company of such Indebtedness and (g) any other Indebtedness permitted by the Senior Loan Agreement.

        "Permitted Investments" means the following:

             (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States Government is pledged in support thereof), having maturities of not more than twelve (12) months from the date of acquisition;

             (b) time deposits and certificates of deposit (i) of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than twelve months from the date of acquisition or (ii) which are fully insured by the Bank Insurance Fund with maturities of not more than twelve (12) months from the date of acquisition;

             (c) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than twelve (12) months after the date of acquisition;

             (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above; or

             (e) advances, loans, extensions of credit or capital contributions and investments permitted by the Senior Loan Agreement.


        "Permitted Liens" means (a) Liens in favor of the Senior Lender under the Senior Loan Documents created in accordance with the terms thereof as in effect on the date hereof, (b) Liens securing purchase money Indebtedness incurred to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.7 hereof, but only so long as (i) such Lien attaches only to the asset so financed, (ii) the Indebtedness secured by such Lien does not exceed one hundred percent (100%) of the purchase price, including installation and freight, of the asset so financed and (iii) no Event of Default or Potential Default has occurred and is continuing, (c) Liens for property taxes not yet due,
        (d) materialmen's, mechanics', worker's, repairmen's, employees' or other like Liens arising against the Company in the ordinary course of business, in each case which are either not delinquent or are being contested in good faith and by appropriate actions or proceedings conducted with due diligence and for the payment of which adequate reserves in accordance with GAAP have been established with respect thereto, (e) deposits to secure payment of worker's compensation, unemployment insurance or other social security benefits and (f) Liens disclosed on Schedule 11.1(b) and replacements of such Liens so long as such Lien does not extend beyond the property or asset then subject to such Lien and (g) other Liens permitted by the Senior Loan Agreement.

        "Person" means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

        "PIK Interest" is defined in Section 2.1(b).

        "PIK Notes" is defined in Section 2.1(b).

        "Potential Default" means the occurrence of any condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

        "Preferred Stock" means, collectively, the $0.01 par value Series A Convertible Preferred Stock and the $0.01 par value Series B Redeemable Preferred Stock of Parent.

        "Prepayment Fee" is defined in Section 2.2 and includes any Prepayment Fee arising as a result of the Holder's exercise of their rights and remedies under Section 8.2.

        "Priority Senior Subordinated Notes" means the term promissory notes issued to Purchaser pursuant to this Agreement, including all PIK Notes issued as evidence of the Company's obligation to pay PIK Interest pursuant to Section 2.1(b) hereof, together with all renewals, modifications, extensions, substitutions and replacements thereof.

        "Priority Senior Subordinated Obligations" means and includes any and all Indebtedness and/or liabilities of Parent, Company or any Subsidiary to Purchaser of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement or any Other Agreement (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument) and all obligations of Parent, Company, or Subsidiary to Purchaser to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any such Indebtedness.

        "Priority Shareholder Agreement" means that certain Priority Shareholders' Agreement dated as of the date hereof among Parent, Purchaser, and the other parties thereto, as the same may be amended, modified, extended or restated from time to time.

        "Property" means all real property owned, leased or operated by Parent or any Subsidiary thereof.

        "Purchase Agreement" means that Priority Warrant Purchase Agreement dated as of April 14, 1998 executed by and between Parent and Purchaser and the other parties named therein, with respect to the issuance to Purchaser of the Warrant.

        "Purchase Documents" means, collectively, (a) the Warrant, (b) the Purchase Agreement, and (c) the Priority Shareholder Agreement dated as of April 14, 1998 executed by Purchaser, Parent and the other parties named therein, as each of the foregoing may be amended from time to time.

        "Purchaser" means Rice, together with its transferees, successors and assigns of the Priority Senior Subordinated Notes or the Priority Senior Subordinated Obligations and any nominees on whose behalf any of the foregoing purchase or otherwise acquire any of such Indebtedness of the Company, and shall include, but not be limited to, each and every "Holder" as defined herein.

        "Reportable Event" means (i) any of the events set forth in Sections 4043(b) (other than a merger, consolidation or transfer of assets in which no Pension Plan involved has any unfunded benefit liabilities), 4068(f) or 4063(a) of ERISA, (ii) any event requiring any member of the Controlled Group to provide security under Section 401(a)(29) of the Code, or (iii) any failure to make payments required by
        Section 412(m) of the Code.

        "Securities" means any stock, shares, options, warrants, voting trust certificates, or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person or any bonds, debentures, notes or other evidences of indebtedness, secured or unsecured.

        "Selling Shareholder Arbitration" means any arbitration, claim, demand or proceeding commenced by or against the Company and/or Parent (whether now existing or hereafter arising) and involving Lester G. Gegenheimer, John L. Sanders, Jr., and William P. Blincoe, as sellers of all of the issued and outstanding capital stock of the Company to Parent's designee as of February 28, 1997.

        "Senior Agent" means Banque Paribas, a bank organized under the laws of France, as agent for the Senior Lenders, and its successors and assigns.

        "Senior Debt" shall have the same meaning as set forth in the Senior Subordination Agreement.

        "Senior Lender" means individually and collectively, as the context requires, the Persons who are now or may from time to time become lenders under the Senior Loan Agreement, and any Person or Persons who replaces or refinances the Senior Debt under the terms set forth in Section 7.1(c).

        "Senior Loan Agreement" means the Credit Agreement by and among Parent, the Company, the Senior Agent and the Senior Lender, dated as of the February 28, 1997, as amended by that certain letter amendment dated April 30, 1997, that certain Second Amendment to Credit Agreement dated as of June 20, 1997, that certain Third Amendment to Credit Agreement dated as of August 20, 1997, that certain Fourth Amendment to Credit Agreement dated as of November 6, 1997, and that certain Fifth Amendment to Credit Agreement dated as of April 14, 1998 and as further amended from time to time in accordance with the express provisions of the Senior Subordination Agreement, and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder.

        "Senior Loan Amendment" means the Fifth Amendment to Credit Agreement by and among Parent, the Company, the Senior Agent, and the Senior Lender dated as of April 14, 1998, and all documents and instruments delivered pursuant thereto or in connection therewith.

        "Senior Loan Documents" means the Senior Loan Agreement and all amendments thereto, including the Senior Loan Amendment, the "Loan Documents" (as defined in the Senior Loan Agreement), and all agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments to all the foregoing.

        "Senior Subordinated Notes" means the term promissory notes issued to each Junior Lender pursuant to the Junior Note Documents, together with all renewals, modifications, extensions, substitutions and replacements thereof.

        "Senior Subordinated Obligations" means and includes any and all Indebtedness and/or liabilities of Parent, the Company and any

        Subsidiary to each Purchaser under the Junior Note Documents of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under such Junior Note Documents (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument) and all obligations of Parent, Company, and any Subsidiary to each Purchaser to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness.

        "Senior Subordination Agreement" means that certain Senior Subordination Agreement dated as of February 28, 1997, by and among the Senior Agent, Rice Partners II, L.P., F-Southland, L.L.C., and FF-Southland, L.P., as amended as of April 14, 1998, and as the same may be further amended, modified, extended or restated from time to time, including as amended by that certain First Amendment to Senior Subordination Agreement dated as of April 14, 1998.

        "Subsidiary" means any Person of which or in which the Company and its other Subsidiaries or Parent and its Subsidiaries, as the context requires, own directly or indirectly fifty percent (50%) or more of
        (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Persons, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or
        (c) the beneficial interest of such Person if it is a trust, association or other unincorporated organization.

        "Termination Date" means the earliest to occur of (a) February 28, 2003, (b) the date on which the Priority Senior Subordinated Notes are accelerated pursuant to Article VIII or (c) the date on which the Priority Senior Subordinated Obligations are paid in full.

        "Termination Event" means (a) a Reportable Event, (b) the termination of a Pension Plan which has unfunded benefit liabilities (including an involuntary termination under Section 4042 of ERISA), (c) the filing of a Notice of Intent to Terminate a Pension Plan, (d) the initiation of proceedings to terminate a Pension Plan under
        Section 4042 of ERISA or (e) the appointment of a trustee to administer a Pension Plan under Section 4042 of ERISA.

        "Transfer" is defined in Section 12.5 hereof.

        "Transferee" means any Person to whom a Transfer is made.

        "Warrants" is defined in the Purchase Documents and shall be denominated as set forth therein.

   Terms which are defined in other Sections of this Agreement shall have the meanings specified therein. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted and in force in the State of Florida, as from time to time in effect.

        11.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done, unless specified otherwise, in accordance with GAAP, except where such principles are inconsistent with the requirements of this Agreement.

        11.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

        11.4 References. When used in this Agreement, the words "hereof", "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article", "Section", "subsection", "clause", "Annex", "Schedule" and "Exhibit" refer to Articles, Sections, subsections and clauses of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

   XII. MISCELLANEOUS

        12.1 Expenses. The Company agrees to pay (a) all out-of-pocket expenses of Purchaser (including reasonable fees, expenses and disbursements of each Purchaser's counsel) in connection with the preparation, negotiation, enforcement, operation and administration of this Agreement, the Priority Senior Subordinated Notes, the Other Agreements, or any documents executed in connection therewith, or any waiver, modification or amendment of any provision hereof or thereof; and
   (b) if an Event of Default occurs, all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts. The attorneys' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel or Purchaser in any way or respect arising in connection with or relating to any of the events or actions described in this Article XII shall be payable by the Company to Purchaser, on demand, and shall be additional Priority Senior Subordinated Obligations. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges, telegram charges; facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. The Company agrees to indemnify Purchaser from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery by the Company or any other Person of this Agreement, the Other Agreements, and any documents executed in connection therewith.

        12.2 Indemnification. IN ADDITION TO AND NOT IN LIMITATION OF THE OTHER INDEMNITIES PROVIDED FOR HEREIN OR IN ANY OTHER AGREEMENTS, THE COMPANY HEREBY INDEMNIFIES AND AGREES TO HOLD HARMLESS PURCHASER AND ANY OTHER HOLDERS, AND EVERY AFFILIATE OF ANY OF THE FOREGOING, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES AND AGENTS, FROM ANY CLAIMS, ACTIONS, DAMAGES, COSTS, ATTORNEYS' FEES AND EXPENSES (INCLUDING ANY OF THE SAME ARISING OUT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED) TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES ARISE FROM OR RELATE TO THIS AGREEMENT OR THE OTHER AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, OR FROM ANY VIOLATION OR CLAIM OF VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAWS WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY, OR FROM ANY GOVERNMENTAL OR JUDICIAL CLAIM, ORDER OR JUDGMENT WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OF THE COMPANY, OR FROM ANY BREACH OF THE WARRANTIES, REPRESENTATIONS OR COVENANTS CONTAINED IN THIS AGREEMENT OR THE OTHER AGREEMENTS. THE FOREGOING INDEMNIFICATION INCLUDES ANY SUCH CLAIMS, ACTIONS, DAMAGES, COSTS, AND EXPENSES INCURRED BY REASON OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, BUT EXCLUDES ANY OF THE SAME INCURRED BY REASON OF SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

        12.3 Notices. Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered or mailed by the United States mails, certified mail, return receipt requested, (a) if to Purchaser, addressed to the Purchaser at the address specified on Annex I hereto or to such other addresses as the Purchaser may in writing designate, (b) if to any other Holder, addressed to such Holder at such address as such Holder may in writing designate, and (c) if to Parent or any Subsidiary, addressed to Parent at the address set forth next to its name on the signature pages hereto or to such other address as Parent may in writing designate. Notices shall be deemed to have been validly served, given or delivered (and "the date of such notice" or words of similar effect shall mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, facsimile, express delivery or otherwise), whichever is earlier.

        12.4 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Purchaser at the closing of the purchase of the Priority Senior Subordinated Notes, and (c) financial statements, certificates and other information previously or hereafter furnished to Purchaser, may be reproduced by the Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

        12.5 Assignment, Sale of Interest. Neither Parent nor the Company may sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, Parent's or the Company's rights, title, interests, remedies, powers and/or duties hereunder or thereunder. Parent and the Company hereby consent to Rice's participation, sale, assignment, transfer or other disposition (collectively, a "Transfer"), at any time or times hereafter at the Company's expense, of this Agreement, or the Other Agreements to which Parent or any Subsidiary is a party, or of any portion hereof or thereof, including, without limitation, Rice's rights, title, interests, remedies, powers and/or duties hereunder or thereunder; provided, however, that except in the case of an assignment of all of Purchaser's rights under this Agreement and the Priority Senior Subordinated Notes, the outstanding principal amount of the Priority Senior Subordinated Notes of the assigning Purchaser being assigned, pursuant to each assignment shall in no event be less than Five Hundred Thousand Dollars ($500,000). In connection with any Transfer, Parent and the Company agree to cooperate fully with Rice and any potential Transferee. Such cooperation shall include, but is not limited to, cooperating with any audits or other due diligence investigation undertaken by any potential Transferee.

        12.6 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

        12.7 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        12.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 12.3.

        12.9 Reliance on and Survival Provisions. All covenants, representations and warranties made by Parent and the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with a closing, (a) shall be deemed to be material and to have been relied upon by Purchaser, notwithstanding any investigation heretofore or hereafter made by Purchaser or on Purchaser's behalf, and
   (b) shall survive the delivery of this Agreement and the Priority Senior Subordinated Notes until all obligations of Parent and the Company under this Agreement shall have been satisfied.

        12.10 Integration and Severability. This Agreement embodies the entire agreement and understanding between Purchaser, Parent and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in the Priority Senior Subordinated Notes, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

        12.11 Law Governing. ALL OBLIGATIONS, RIGHTS AND REMEDIES
   HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF. THE PRIORITY SENIOR SUBORDINATED NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE SPECIFIED THEREIN. PURCHASER RETAINS ALL RIGHTS UNDER THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING THOSE RELATING TO THE CHARGING OF INTEREST.

        12.12 Waivers; Modification.  NO PROVISION OF THIS AGREEMENT MAY
   BE WAIVED, AMENDED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

        12.13 Waiver of Jury Trial.  AFTER REVIEWING THIS SECTION 12.13
   WITH ITS COUNSEL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PARENT, THE COMPANY AND PURCHASER HEREBY KNOWINGLY, INTELLIGENTLY AND INTENTIONALLY, IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PRIORITY SENIOR SUBORDINATED NOTES OR ANY DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF PURCHASER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR PURCHASER TO PURCHASE THE PRIORITY SENIOR SUBORDINATED NOTES FROM THE COMPANY.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, Parent, the Company and Purchaser have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

   PARENT:

   JOTAN, INC.


   By:____________________________
        Edward L. Lipscomb,
        Chief Financial Officer

   Address for Notices for Parent and all Subsidiaries:

   118 West Adams Street
   Jacksonville, Florida  32202
   Attn:  Mr. Edward L. Lipscomb
   Facsimile:  (904) 353-0075

   with a copy to:

   Foley & Lardner
   The Green Leaf Building
   200 Laura Street
   Jacksonville, Florida  32202-3527
   P.O. Box 240
   Jacksonville, Florida  32201-0240
   Attn:  Julie Davis
   Facsimile:  (904) 359-8700


   COMPANY:

   SOUTHLAND CONTAINER PACKAGING
   CORP.


   By:____________________________
        Edward L. Lipscomb,
        Chief Financial Officer



   PURCHASER:

   RICE PARTNERS II, L.P.

   By:  Rice Capital Group IV,
        L.P., Its general partner

   By:  RMC Fund Management,
        L.P., Its general partner

   By:  Rice Mezzanine Corporation, its
        general partner


   By:____________________________
       Jeffrey P. Sangalis
       Managing Director

   STATE OF __________ ]
                       ]
   COUNTY OF ________  ]

   This instrument was acknowledged before me on this ___ day of _____________, 1998 by Edward L. Lipscomb, Chief Financial Officer of Jotan, Inc.


   _____________________________________
   Notary Public

   _____________________________________
   Printed Name

   My commission expires:
   _______________________


   (SEAL)





   STATE OF _________  ]
                       ]
   COUNTY OF ________  ]

   This instrument was acknowledged before me on this ___ day of _____________, 1998 by Edward L. Lipscomb, Chief Financial Officer of Southland Container Packaging Corp.


   _____________________________________
   Notary Public

   _____________________________________
   Printed Name

   My commission expires:
   _______________________


   (SEAL)


   STATE OF __________ ]
                       ]
   COUNTY OF ________  ]

   This instrument was acknowledged before me on this ___ day of _____________, 1998 by Jeffrey P. Sangalis, Managing Partner of Rice Mezzanine Corporation, as general partner of RMC Fund Management, L.P., as general partner of Rice Capital Group IV, L.P. as general partner for Rice Partners II, L.P.


   _____________________________________
   Notary Public

   _____________________________________
   Printed Name

   My commission expires:
   _______________________


   (SEAL)

                                     Annex I
                                       to
                             Note Purchase Agreement

                           Information Concerning Rice


   Rice:  Rice Partners II, L.P.

   Principal Amount of
   Priority Senior Subordinated Notes:   $1,250,000.00

   Denomination of Warrants:

     To be determined in accordance with the Purchase Documents.

   Address for notices:

   Rice Partners II, L.P.
   c/o Rice Capital Group IV, L.P.
   5847 San Felipe, Suite 4350
   Houston, Texas  77057
   Attn: Jeffrey P. Sangalis
   Facsimile:  (713) 783-9750

   and with a copy to:

   Patton Boggs, L.L.P.
   2200 Ross Avenue, Suite 900
   Dallas, Texas 75201
   Attn:  Larry A. Makel, Esq.
   Facsimile:  (214) 871-2688

   Payments to be made
   by wire transfer to:

   Southwest Bank of Texas, N.A.
   Houston, Texas
   ABA Routing #113011258
   Accounting #9048545
   For the Account of:
   Rice Partners II, L.P.
   Money Market Account #9020012
   re:  Southland Container Packaging Corp.
        12.5% Senior Subordinated Note

                              Schedule 4.7
                                  to
                        Note Purchase Agreement

                              Capitalization

                                Exhibit A
                                  to
                      Priority Note Purchase Agreement

                  Form of Priority Senior Subordinated Note

                                Exhibit A-1
                                    to
                      Priority Note Purchase Agreement

                      Priority Senior Subordinated Notes
                             Form of PIK Note

                                Exhibit B
                                  to
                         Note Purchase Agreement

                 Form of Officer's Compliance Certificate